Exhibit 99.1

Petrohawk Energy Approves Stockholder Rights Plan

HOUSTON—October 15, 2008—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan (the “Plan”) under which all stockholders of record as of the close of business on October 25, 2008 will receive rights to purchase shares of a new series of preferred stock (the “Rights”).

The Plan is designed to enable stockholders of Petrohawk to realize maximum value for their shares of the Company by giving the Board the time to properly evaluate various alternatives and preserve the Board’s bargaining power and flexibility to deal with third party inquiries.

“The adoption of this plan is a response to the disconnect between any reasonable valuation of our assets and current stock market values. This action is not in response to a specific takeover threat,” said Floyd C. Wilson, Chairman, President and CEO. “In light of recent trading activity it is prudent for us to position ourselves to protect shareholder value.”

The Rights will expire on October 14, 2009. The Rights will be exercisable only if a person or group acquires 15 percent or more of Petrohawk’s common stock or announces a tender or exchange offer for 15 percent or more of Petrohawk’s common stock. The Rights can be redeemed by the Company, at its option, in response to a proposed takeover which it deems to be in the best interests of its stockholders.

The Rights will trade with Petrohawk’s common stock, unless and until they are separated upon the occurrence of certain future events. Distribution of the Rights is not taxable to the stockholders.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.